Exhibit T3A-23
ARTICLES OF INCORPORATION
OF
DALTON CORPORATION, WARSAW MANUFACTURING FACILITY
     The undersigned incorporator, desiring to form a corporation (“Corporation”) pursuant to the provisions of the Indiana Business Corporation Law as amended from time to time (the “Law”), executes the following Articles of Incorporation:
ARTICLE I
Name
     The name of the Corporation is Dalton Corporation, Warsaw Manufacturing Facility.
ARTICLE II
Authorized Shares
     Section 2.1 Number. The total number of shares which the Corporation is authorized to issue is one thousand (1,000).
     Section 2.2 Classes. There shall be one (1) class of shares, designated common shares.
     Section 2.3 Rights. All common shares shall have the same preferences, limitations and relative rights.
     Section 2.3.1 Voting Rights. With respect to each matter upon which shareholders are entitled to vote, each holder of common shares shall be entitled to one (1) vote for each common share standing in the shareholder’s name on the Corporation’s books on the record date.
     Section 2.3.2 Rights Upon Dissolution. In the event of the dissolution of the Corporation, upon the winding up and liquidation of its business and affairs, each holder of common shares shall be entitled to receive a ratable portion of the net assets of the Corporation remaining after payment (or provision for payment) of the debts and other liabilities of the Corporation.

     Section 2.3.3 No Preemptive Rights. Shareholders shall have no preemptive rights to subscribe to or purchase any common shares or other securities of the Corporation.
     Section 2.4 Issuance and Consideration. Common shares may be issued for the consideration fixed from time to time by the Board of Directors.
     Section 2.5 Restrictions on Transfer of Shares. The Bylaws, an agreement among shareholders, or an agreement between shareholders and the Corporation may impose restrictions on the transfer (or registration of transfer) of shares of the Corporation.
ARTICLE III
Registered Office and Registered Agent
     The street address of the Corporation’s registered office in Indiana and the name of its Registered Agent at that office are: Don I. Brown, 3755 Lake City Highway, Warsaw, Indiana 46580.
ARTICLE IV
Incorporator
     The name and address of the incorporator of the Corporation is Diane Hubbard Kennedy, Dutton & Overman, P.C., 710 Century Building, 36 South Pennsylvania Street, Indianapolis, Indiana 46204.
ARTICLE V
Board of Directors
     Section 5.1 Number. The Board of Directors shall consist of a minimum of two (2) individuals and a maximum of five (5) individuals. The number of directors may be fixed or changed from time to time, within the minimum and maximum, by resolution of the Board of Directors. In the absence of a resolution fixing the number of directors, the number shall be two (2). The initial Board of Directors shall consist of two (2) individuals.

     Section 5.2 Qualifications. Directors need not be residents of the State of Indiana nor shareholders of the Corporation.
ARTICLE VI
Purposes and Powers
     Section 6.1 Purpose. The purpose for which the Corporation is formed is to transact any and all lawful business for which corporations may be incorporated under the Law.
     Section 6.2 Powers. The Corporation shall have the powers to do all things necessary or convenient to carry out its business and affairs.
ARTICLE VII
Provisions For Managing The Business And
Regulating The Affairs Of The Corporation
     Section 7.1 Authority of Board of Directors. Subject to any specific limitation or restriction imposed by the Law or by these Articles of Incorporation, all corporate powers shall be exercised by or under the authority of the Board of Directors, and the business and affairs of the Corporation shall be managed under the direction of the Board of Directors, without previous authorization or subsequent approval by the shareholders of the Corporation. Management by the Board of Directors includes, without limitation, the authority to cause the Corporation to be a promoter, partner or shareholder of any partnership, joint venture, corporation or other entity.
     Section 7.2 Code of Bylaws. The Board of Directors shall have the power to adopt, amend or repeal the Code of Bylaws of the Corporation, without previous authorization or subsequent approval by the shareholders of the Corporation. The Code of Bylaws, including an amendment to the bylaws, may establish one or more procedures by which the Corporation regulates transactions that would, when consummated, result in a change of control of the Corporation.
     Section 7.3 Removal of Directors. Any director (or all of the directors) may be removed with or without cause by either the shareholders or the Board of Directors. Any director (or all of the directors) may be removed by the shareholders only at a meeting called for the purpose of removing the director(s), and the meeting notice must state that a purpose of the meeting is removal of the director(s). Any of the directors (or all of the directors) may be removed by the Board of Directors at any meeting of the Board, and no notice is required. In either case, a director may be removed only if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director.
     Section 7.4 Amendment of Articles of Incorporation. The Corporation may amend these Articles of Incorporation at any time to add or change a provision that, as of the effective date of the amendment, is required or permitted to be in the Articles of Incorporation or to delete a provision that, as of the effective date of the amendment, is not required to be in the Articles of Incorporation. Amendments to the Articles of Incorporation shall be adopted in any manner prescribed or permitted by the provisions of the Law as of the effective date of the amendment. All rights and powers conferred upon the shareholders or the directors by the Articles of Incorporation or the Code of Bylaws are subject to this reserved right to amend the Articles of Incorporation. An amendment is adopted if the votes cast favoring the amendment exceed the votes cast opposing the amendment.
     Section 7.5 Potentially Abandoned Property. After a period of six (6) years from the date specified for payment or delivery, the following property shall revert to and become the property of the Corporation:
     (a) An unclaimed dividend, distribution or other sum payable to a shareholder,
     (b) An unclaimed sum payable to any claimant on any obligation of the Corporation,
     (c) Any unclaimed funds or other property, tangible or intangible, held by the Corporation for the benefit of any person other than the Corporation, and
     (d) The interest, income, earnings or appreciation on any of the funds or property described above.
Before the end of the seventh year after the date that particular funds or property described above should have been paid, distributed or delivered, the Secretary shall prepare the Corporation’s written claim to the funds or property including the interest, income, earnings or appreciation.

ARTICLE VIII
Indemnification
     Section 8.1 Scope of Indemnification. The Corporation shall indemnify the individuals listed in Section 8.2 against liability (including expenses) asserted or incurred in the defense of any proceeding to which the individual was made a party or a witness because of his status with the Corporation and in which the individual was (a) wholly successful on the merits or otherwise or (b) in which the Corporation (acting in accordance with Section 8.4) determines that the individual’s conduct and beliefs met the standard of conduct prescribed by the Law, although the individual was not wholly successful on the merits or otherwise or (c) a court determines that the individual is entitled to indemnification. However, in a proceeding brought by or in the right of the Corporation, if an individual was adjudged liable to the Corporation, indemnification shall be made only upon order of a court acting upon the individual’s application for court-ordered indemnification.
     Section 8.2 Individuals Eligible for Indemnification. The following individuals are eligible for indemnification, as described in this Article VIII: any director, officer, employee or agent of the Corporation including an individual who is or was (or agreed to be) a director, officer, employee or agent of the Corporation or an individual who, while a director, officer, employee or agent of the Corporation, is or was serving (or agreed to serve) at the Corporation’s request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not. The provisions of the Law governing mandatory and permissive indemnification of directors shall be applicable to indemnification under these Articles whether or not the eligible individual is a director.
     Section 8.3 Advances. Subject to the conditions prescribed by the Law and in accordance with Section 8.4, the Corporation shall pay for or reimburse the reasonable expenses incurred by an eligible individual who is a party to or witness in a proceeding, in advance of the final disposition of the proceeding.
     Section 8.4 Determinations By The Corporation. If the eligible individual was not wholly successful on the merits or otherwise, the Corporation shall authorize payments in each specific case only after a determination has been made, in a manner allowable by the Law, that indemnification is permissible in the circumstances because the individual has met the standard of conduct prescribed by the Law.
     Section 8.5 Insurance. The Corporation may purchase and maintain insurance on behalf of any individual described in Section 8.2, whether or not the Corporation would have power under these Articles or the Law to indemnify the individual against the liabilities covered by insurance. The insurance may provide coverage for liability to the Corporation.

     Section 8.6 Terms. Unless the context clearly requires otherwise, any term used in this Article VIII shall have the meaning ascribed to it in the Law.
     Section 8.7 Indemnification Authorized by Contract or Resolution. Indemnification under this Article VIII does not exclude and shall not be deemed to limit any other right to indemnification that an individual may have under a contract, a resolution adopted by the Board of Directors or a resolution or other authorization adopted by the shareholders.
     Section 8.8 Survival. With respect to any liability incurred or any act (or failure to act) occurring while this Article VIII is in effect, this Article VIII shall be a contract between the Corporation and the eligible individual. As a contract, the provisions of this Article VIII shall survive the amendment or repeal of this Article VIII or the Law and shall be binding upon and inure to the benefit of an eligible individual and his heirs and personal representatives, after he ceases to be a director, officer, employee or agent of the Corporation.
     Section 8.9 Severability. If any provision of this Article VIII or its application to any individual or circumstance shall be invalid or unenforceable to any extent or in any jurisdiction, the remainder of this Article VIII and the application of its provisions to other individuals or circumstances or in other jurisdictions shall not be affected and shall be enforced to the extent permitted by law.

/s/ Diane Hubbard Kennedy
Signature Diane Hubbard Kennedy Incorporator

ARTICLES OF AMENDMENT OF THE ARTICLES OF INCORPORATION
State Form 38333 (R10 /1-03)
Approved by State Board of Accounts, 1995

APPROVED AND FILED
INC. SECRETARY OF STATE

TODD ROKITA
SECRETARY OF STATE
CORPORATIONS DIVISION
302 W. Washington St., Rm. E018
Indianapolis, IN 46204
Telephone: (317) 232-6576

INSTRUCTIONS: *Use 8 1/2" x 11" white paper for attachments.*
Present original and one copy to address in upper right hand corner of this form.
Please TYPE or PRINT.
Please visit our office on the web at www.sos.in.gov.

Indiana Code 23-1-38-1 *et seq.*
Filing Fee: $30.00

ARTICLES OF AMENDMENT OF THE ARTICLES OF INCORPORATION OF

Name of Corporation	Date of incorporation
Dalton Corporation, Warsaw Manufacturing Facility	January 2, 1997

The undersigned officers of the above referenced Corporation *(hereinafter referred to as the "Corporation")* existing pursuant to the provisions of: *(indicate appropriate act)*

☑ Indiana Business Corporation Law ☐ Indiana Professional Corporation Act of 1983

as amended *(hereinafter referred to as the "Act")*, desiring to give notice of corporate action effectuating amendment of certain provisions of its Articles of Incorporation, certify the following facts:

ARTICLE I Amendment(s)

INDIANA SECRETARY OF STATE RECEIVED 2010 JAN 26 PM

The exact text of Article(s) V, Section 5.1 and Article VII, Section 7.3 of the Articles of Incorporation is now as follows:

(NOTE: If amending the name of corporation, write Article "I" in space above and write "The name of the Corporation is ________ below.)

Section 5.1 Number. The Board of Directors shall consist of a minimum of two (2) individuals and a maximum of seven (7) individuals. The number of directors may be fixed or changed from time to time, within the minimum and maximum, by resolution of the Board of Directors. In absence of a resolution fixing the number of directors, the number shall be two (2). The initial board of directors shall consist of two (2) individuals.

Section 7.3 Removal of Directors. Any director (or all of the directors) may be removed with or without cause by either the shareholders or the Board of Directors. Any of the directors (or all of the directors) may be removed by the Board of Directors at any meeting of the Board, and no notice is required. A director may be removed only if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director.

ARTICLE II

Date of each amendment's adoption:

January 26, 2010

(Continued on the reverse side)

The Indiana Secretary of State filing office certifies that this copy is on file in this office. E2 convert Gif File Indiana Secretary of State Packet: 1997010259 |PN 601.23.08 Filing Date: 01/26/2010 Effective Date: 01/26/2010 ARTICLE III Manner of Adoption and Vote MM* applicable section; NOTE — Only in Imted situations doe* Indians law permit an Amendment without shareholder approval. Became a name change requi>ei shareholder approval, Section 2 mud be maikad and either A or B completed. Q SECTION 1 This amendment was adopted by Ihe Board of Directors or hcoiporetor* and shareholder action was not required. 17) SE CTION 2 The shareholdars of the Corporation entitled to vote in respect to the amendment adopted the propoaad amendment The amendmert was adopted by: (Shareholderapprove “W OB by althar AorB.) A. Vote ofsuch shareholder* durtng a meeting called by the Board of Directors. The result of such veto is as follows: Share* entitled to vote. Number of share* represented at the meeting. Shares voted infsvor. Share* voted agatat. B, Unanimous written consent executed on^anualy26 , 20,?JL___and signed by all shareholders entitled to vote. ARTICLE IV Compliance with Legal Requirement* The manner of the adoption of the Article* of Amendment and the vote by which they were adopted constitute fill legal compliance with the provisions of the Act, the Articles of Incorporation, and the By-Laws of the Corporation, I hereby verify, subject to the penalties of perjury, that the statements contained herein are true, this ,26th day Of January , 20 ‘•"» . Signafat* gf currant aMear or chairman of tha boart Priraad nama oraMcarty chairman oHha board dFO ___,,^___^